Wells Fargo Home Mortgage
One Home Campus
Des Moines, IA 50328-0001

Wells Fargo Bank, N.A.
Servicer Compliance Statement

1.  I, John B. Brown, Senior Vice President of Wells Fargo Bank, N.A. ("Wells Fargo") hereby state that a review of the activities of Wells Fargo during the calendar year 2006 and of Wells Fargo's performance under the servicing agreement(s) listed on the attached Exhibit A (the "Servicing Agreement(s)") has been made under my supervision.

2.  To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout 2006, with the exception of the following failure(s) to fulfill any such obligation in any material respect:

For certain loans sub-serviced by Wells Fargo or for which servicing rights were acquired on a bulk-acquisition basis, Wells Fargo determined that it provided incomplete data to some third parties who use such data to calculate delinquency ratios and the status of loans with respect to bankruptcy, foreclosure or real estate owned. The incomplete reporting only affected securitizations that included delinquent loans. Instead of the actual due date being provided for use in calculating delinquencies, the date of the first payment due to the security was provided. Wells Fargo subsequently included additional data in monthly remittance reports, providing the actual borrower due date and unpaid principal balance, together with instructions to use these new fields if such monthly remittance reports are used to calculate delinquency ratios.

/s/ John B Brown
John B. Brown
Senior Vice President
Wells Fargo Bank, N.A.

March 1, 2007

Wells Fargo Home Mortgage
is a division of Wells Fargo Bank, N.A.

IMPORTANT NOTICE

Attached is a list of deals that Wells Fargo is servicing and reporting payment activity to you each month. Included on this list are two identifiers used by Wells Fargo to identify each deal, the "Client Number" and "Investor Number". If you are not currently storing these identifiers in your system, it would be very helpful if you have the ability to add them.

We struggled during the 2005 hurricane season and for many months after, trying to tie Investor's and Master Servicer's lists of deals serviced by Wells to our internal list of deals, as there was no common denominator used consistently by both parties. Therefore, if you have the ability to "attach" the "Client Number" and "Investor Number" to these deals on your system, it will assist us in the future in reacting quicker and more efficiently to requests you may have.

Finally, if you have any updates to the deal names we have listed on the attached, please let us know by email to connie.dunn@wellsfarqo.com and we will update our records.

Thank you.

EXHIBIT A

MASTER SERVICER/
CLIENT	INV#	INV	TRUSTEE	DEAL NAME
106	Y82	EMC PMSR BSABS 2006-HE3	ABNAMRO	BSABS 2006-HE3
106	Z43	EMC PMSR BSABS 2006-HE4	ABNAMRO	BSABS 2006-HE4